Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4) and related Offer to Exchange/Prospectus of BioNTech SE for the registration of American Depositary Shares and to the incorporation by reference therein of our reports dated March 10, 2025, with respect to the consolidated financial statements of BioNTech SE, and the effectiveness of internal control over financial reporting of BioNTech SE, included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Cologne, Germany

August 11, 2025